Exhibit 99.(a)(1)(J)

Date:	April 28, 2008

To:	[Eligible Optionee]

From:	Chris Newman

Subject:	Extension of the Expiration Date of the Offer to Amend Eligible Options

As you know, Restoration Hardware, Inc. is conducting an offer to amend certain outstanding options, as described in more detail in our Offer to Amend Eligible Options dated March 17, 2008 (the “Offering Memorandum”), the related Election Form (the “Election Form”) and the Stock Option Amendment and Cash Bonus Agreement (which, together with the Offering Memorandum and the Election Form, as each may be amended or supplemented from time to time, constitute the “Offer”), copies of which you should have already received.

The Offer was initially scheduled to expire at 11:59 p.m., Pacific Time, on April 28, 2008. We are extending the Offer until 11:59 p.m., Pacific Time, on Tuesday, June 3, 2008. Accordingly, the new Expiration Date of the Offer (as described in the Offering Memorandum) is 11:59 p.m., Pacific Time, on June 3, 2008. In addition to the extension of the Expiration Date, we have updated the Offering Memorandum to, among other things, make the following changes:

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We have updated the “Financial Information” section in Section 11 of the Offering Memorandum to reflect the filing of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008, which we filed with the SEC on April 17, 2008.

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We have updated our references to the preliminary proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on February 19, 2008, in connection with the Catterton Transaction, to also include reference to the preliminary proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on April 18, 2008 in connection with the Catterton Transaction.

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We have updated Section 18 of the Offering Memorandum to reflect the recent filing of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008, which we filed with the SEC on April 17, 2008, and the filing of the preliminary proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on April 18, 2008 in connection with the Catterton Transaction.

All other terms and conditions of the Offer remain the same. We have attached a copy of Amendment No. 1 to the Schedule TO, which includes the changes described above, for your review and consideration.

As you are aware, the Offer is subject to a number of conditions, in particular the Acquisition Closing Condition. While we continue to work to complete the Catterton Transaction as soon as possible, the special meeting of stockholders called to consider the Catterton Transaction has not occurred as of the date hereof. Although at this time we are extending the Expiration Date of the Offer until June 3, 2008, it is possible that further extensions will be necessary. If we further extend the Expiration Date, we will advise you by a similar notice.

The extension of the Offer will afford Eligible Optionees additional time in which to evaluate and respond to the Offer. If you have already submitted a properly completed Election Form in accordance with the terms of the Offer and do not wish to change your decision to participate in the Offer, you do not need to do anything at this time. If you wish to amend your Eligible Options in accordance with the terms of the Offer and have not already responded by submitting a properly completed and signed Election Form in accordance with the terms of the Offer, we encourage you to do so as soon as possible and in any event before 11:59 p.m., Pacific Time, on June 3, 2008.

As a reminder, if you tendered your Eligible Options for amendment in the Offer, your Eligible Options will not be amended until the Company’s acceptance of your Election Form. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the Expiration Date, and we will amend those options effective as of the Expiration Date.

In connection with the Offer, you previously received (1) the Offering Memorandum; (2) your personalized Election Form; (3) the form of Stock Option Amendment and Cash Bonus Agreement; and (4) the Email of the Announcement of the Tender Offer. If you did not receive these documents, please contact Barbara Kochiovelos at (415) 448-5359 or bkochiovelos@restorationhardware.com to request a copy of these documents. You should read the Offer documents carefully because they contain important information about the Offer. We have filed these and related Offer documents with the SEC, and you can obtain them for free at the SEC’s web site (www.sec.gov).